Exhibit 99.1

 SANGAMO BIOSCIENCES ZFP THERAPEUTIC(TM) DATA TO BE PRESENTED AT THE 3RD ANNUAL
           MEETING OF THE INTERNATIONAL SOCIETY FOR STEM CELL RESEARCH

     PRESENTATIONS COVER ZFP-MEDIATED GENE REGULATION AND GENE MODIFICATION
                                    PROGRAMS

    RICHMOND, Calif., June 21 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced the Company will present data from its programs to develop novel zinc finger DNA-binding protein (ZFP) Therapeutics(TM) at the third Annual Meeting of the International Society for Stem Cell Research (ISSCR). The meeting will take place in San Francisco from June 23rd through June 25th.

    "Our scientists and collaborators will present data from a variety of our programs that demonstrate the use of Sangamo's proprietary ZFP technology to facilitate the development of novel therapeutics employing stem cells," stated Edward Lanphier, President and CEO of Sangamo BioSciences, Inc. "We are excited to have four presentations at the ISSCR meeting. It is an ideal forum for us to discuss our zinc finger nuclease (ZFN)-mediated gene correction and gene disruption data as many of the therapeutic applications of this technology will be in hematopoietic stem cells and this meeting attracts the leaders of this exciting and developing field."

    Sangamo scientists and their collaborators will make the following presentations; the abstract numbers, titles and presenters are listed below:

     #441: Genome Editing in Human Stem Cells Using Engineered Zinc Finger Nucleases. Angelo Lombardo, HSR-TIGET, San Raffaele Scientific Institute, Milan, Italy
     Saturday, June 25, 2005. Technology Development Plenary Session podium presentation.

     #660: Highly Efficient Endogenous Human Gene Correction Using Designed Zinc Finger Nucleases. Michael C. Holmes, Sangamo BioSciences, Inc. Thursday, June 23, 2005. Poster presentation.

     #698: Towards Gene Correction Therapy For Wiskott-Aldrich Syndrome With Engineered Zinc Finger Nucleases. Michael C. Holmes, Sangamo BioSciences, Inc.
     Friday, June 24, 2005. Podium presentation.

     #841: Towards Gene Knock Out Therapy For AIDS/HIV: Targeted Disruption of CCR5 Using Engineered Zinc Finger Protein Nucleases. Y. Jouvenot, Sangamo BioSciences, Inc.
     Saturday, June 25, 2005. Podium presentation.

    Additional information about the 3rd Annual Meeting of the ISSCR is available at: www.isscr.org.

    Zinc Finger DNA Binding Proteins
    Zinc Finger DNA-binding Proteins (ZFPs) are a naturally occurring class of DNA binding proteins. The DNA recognition and binding function of ZFPs can be engineered and thus directed to a targeted sequence of DNA. This permits the delivery of a variety of functional domains to a gene-specific location. ZFPs are being developed for two significant therapeutic applications: gene regulation and gene modification. In the case of therapeutic gene regulation, ZFPs are being engineered to either turn on therapeutically beneficial genes or turn off the expression of disease-causing genes. For gene modification, ZFPs are being used in combination with a DNA cutting enzyme (endonuclease) functional domain to generate ZFNs that facilitate the correction of mutant gene sequences that cause disease or the disruption of genes that facilitate disease progression.

    About Sangamo
    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with peripheral artery disease and diabetic neuropathy. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases, such as sickle cell anemia, and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at http://www.sangamo.com/ or http://www.expressinglife.com/ .

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward- looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

SOURCE  Sangamo BioSciences, Inc.
    -0-                             06/21/2005
    /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Justin Jackson, +1-212-213-0006, or jjackson@burnsmc.com, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc., for Sangamo BioSciences, Inc./
    /Web site:  http://www.sangamo.com /